"Year 2000" Conversion Agreement

     THIS AGREEMENT is made as this 1st day of May l998 by and between Synergy 2000, Inc. ("Contractor") and Zenith Insurance Company ("User").

     WHEREAS, User has a "System" as defined herein which it desires to make "Millennium Compliant" as defined herein; and

     WHEREAS, Contractor is in the business of, among other things, making such software Millennium Compliant; and

     WHEREAS, User desires Contractor to utilize one or more of its "Year 2000" solutions on the System under the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, User hereby retains Contractor as an independent contractor to provide the services as set out in the Scope of Work attached hereto as Exhibit "A" ("Services") and Contractor hereby agrees to provide such services in accordance with the terms and conditions as follows:

Section 1. Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Conversion" shall mean those services provided by Contractor in analyzing User's System and making it Millennium Compliant.

     (b) "Millennium Compliant" shall mean that the System accurately and with equivalent functionality records, stores, recognizes, interprets, processes and presents dates in all centuries and operates at a programming interface level with other programs for which it could reasonably be expected to operate without causing the other programs to fail to accurately and with equivalent functionality record, store, recognize, interpret, process, and present dates in all centuries.

     (c) "Project Plan" shall mean the detailed document setting forth the manner in which the Conversion shall occur, the schedule for such Conversion, and the milestones upon which payments are due.

     (d) "Software" shall mean the proprietary software used for Millennium Compliance as set forth and described in the Scope of Work and Project Plan and shall include any updates, modifications or enhancements thereto and associated third party supplied software and any all user's manuals, specifications or documentation accompanying the Software.

     (e) "Software Owner" shall mean the third party who currently owns all rights to the Software.

     (f) "Subcontractor" shall mean any third party with whom Contractor enters into an agreement to provide any portion of the services under this Agreement.

     (g) "System" shall mean those software applications set forth on the Scope of Work, including all accompanying data files, but shall not include any hardware.

Section 2. License and Warranty.

     2.1. Third Party License. Contractor shall provide one (1) copy of the Software to be used in the Conversion, as well as one (1) additional copy for User's internal business purposes. Upon receipt of the additional copy, User shall be a licensee of the Software and User acknowledges and agrees to abide by the terms of the license agreement provided by such third party vendor with each copy of the Software. User also acknowledges that its use of each copy of the Software is limited to use on the physical premises of User or its corporate affiliates, for their internal business purposes only, and is subject to the following:

     (a) Except as expressly provided herein or otherwise agreed between the parties in writing, the Software shall not be operated directly or indirectly by persons other than employees, subcontractors, or agents of Contractor, User, and User's corporate affiliates and shall only be operated on hardware owned or leased either by User or Contractor.

     (b) Except with the prior written consent of Contractor or as otherwise provided in this Section 2, only programs and files owned by or properly licensed to User shall be processed by Contractor, User, and/or User's corporate affiliates utilizing the Software.

     (c) At no time may the Software or any of the various components thereof be disclosed to third parties, sold, assigned, leased, or otherwise made available or disposed of, or commercially exploited or marketed in any way with or without charge without the prior written consent of Contractor. User, User's corporate affiliates, and their employees and agents shall keep confidential the Software and will take all reasonable precautions, but not less than those employed to protect User's own proprietary information, to prevent the Software from being copied or reproduced, in whole or in part, by any person, firm or corporation at any time without the prior written consent of Contractor.



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



     (d) Violation of any provision in this Section not cured by User within ten
(10) business days after written notice from Contractor will entitle Contractor at its discretion to terminate the license for the Software. In such event, User shall within ten ( 10) days of written notice from Contractor return all authorized and unauthorized copies of the Software for which User has knowledge or certify in writing that the originals and all authorized and unauthorized copies of the Software have been destroyed. User shall use its best efforts to return or destroy those authorized or unauthorized copies of the Software of which User has knowledge and which is in User's possession or in the possession of User's affiliates. In the event User does not return the Software as provided, above, or in the event User cannot provide such certification, User shall be liable to Contractor and/or the Software Owner for all damages incurred by either Contractor or the Software Owner arising out of any subsequent unauthorized use of the Software by User or any other third party gaining access to the Software through User. In addition, Contractor and the Software Owner shall be entitled to preliminary injunctive relief and other injunctive relief against any continued use of the Software. Such injunctive relief shall be in addition to and in no way in limitation of any and all remedies or rights to recover damages Contractor and the Software Owner may have at law or equity for the enforcement of the above.

     2.2 Third Party Warranties. User acknowledges that the Software to be utilized for the Conversion is provided by third party vendors and that Contractor makes no warranties either expressed or implied with respect to such software. Contractor shall set forth in the Project Plan all such currently available third party vendor's software warranties to Contractor's knowledge and belief. Contractor shall give User the benefits of such warranties unless the third party vendor refuses to give Contractor such warranties. Contractor's warranties are the only warranties made by Contractor and will not be enlarged, diminished or affected by, and no obligation or liability will arise out of Contractor's rendering of technical, programming, or other advice or service in connection with the Software licensed to Customer hereunder.

     2.3 Hardware. User understands that this Agreement is for the conversion of software only. User also understands that its hardware may not be Millennium Compliant. Contractor undertakes no responsibility under this Agreement for Millennium Compliance of User's hardware. User shall have no claim against Contractor for non-compliance of its hardware and Contractor shall have no duty to disclose any non-compliant hardware to User.

     2.4 Disclaimer. THE WARRANTIES STATED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.



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



Section 3. Project Plan; Information to be Provided by User.

     3.1 As soon as reasonably practicable, Contractor shall prepare and deliver to User a draft of a detailed project plan. Such draft shall be delivered sufficiently in advance of June 4, 1998 so that User has a reasonable amount of time to review and comment on the draft and so that Contractor may make changes thereto prior to June 4, 1998, on which date Contractor shall present to User a final plan that is acceptable to, and approved by, the User at that time and that (i) is consistent in all material respects with the Scope of Work attached hereto as Exhibit A; (ii) contains detailed definitions for those payment milestones that are based upon the occurrence of specific events by specific dates; (iii) specifically identifies each element of the System to be converted, the Software to be utilized and all third party vendor warranties and (iv) the methodology to be employed in the Conversion. When the parties mutually agree to a detailed project plan (the "Project Plan"), such plan shall become part of this Agreement.

     3.2 User shall provide Contractor all information reasonably necessary to complete the Project Plan, as well as the Conversion. User shall also, upon request, supply to Contractor for processing the required source code and data in a form reasonably required by Contractor. User shall be solely responsible for the accuracy of all data and the provision of complete source code and data. During the Conversion, User agrees to provide all other cooperation reasonably requested by Contractor to convert the System in a timely manner.

Section 4. Hiring of Employees.

     4.1 Contractor's Employees. During the term of this Agreement and for a period of one year thereafter, User shall not, directly or indirectly, solicit, induce, hire, or employ any of Contractor's employees or any employee of a Subcontractor working on the Conversion. In the event an employee of Contractor or a Subcontractor leaves such employ during the term of this Agreement, the prohibition on hiring set forth herein shall only apply for a period of six months following termination of such employee's employment with Contractor or Subcontractor.

     4.2 User's Employees. During the term of this Agreement and for a period of one year after its termination, Contractor will not, directly or indirectly, solicit, induce, hire or employ any of User's employees. In the event an employee of User leaves its employ during the term of this Agreement, the prohibition on hiring set forth herein shall only apply for a period of six months following termination of such employee's employment with User. Contractor is prohibited from hiring other third party contractor's employees that are working for User, unless the third party contractor and User agree to the hiring in writing.


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


Section 5. Operating Environment.

     5.1 Installation Site and Operating Environment. User agrees to provide or construct and maintain a suitable installation site and operating environment for the hardware and software.

     5.2 Damages to Hardware. All damages caused to a party's hardware by the negligence of the other party, its employees and agents, or by unauthorized attempts to service, repair or adjust any such hardware shall be the sole responsibility of the other party.

     5.3 Hours of Operation. Contractor shall observe the working hours, working rules, and holiday policy of User. User will not be charged for holiday pay for Contractor's personnel. Contractor's hours when working outside of User's premises shall be established by Contractor.

     5.4 Ownership of System. User represents and warrants that User is the owner of the System (including software) covered under this Agreement, or, if not, User has authority from the owner to include the System under this Agreement.

     5.5 Project Manager. Contractor shall provide a full-time project manager to oversee the Conversion, as set forth in the Scope of Work attached hereto as Exhibit A. User reserves the right to approve or reject such project manager, which approval shall not be reasonably withheld.

Section 6. Payment

     6.1 Payment and Payment Schedule.

     (a) In consideration of the Contractor's performing the Services in accordance with this Agreement, User shall pay Contractor within twenty (20) calendar days after each of the following events and/or milestones the amounts indicated below:

          (i) upon execution of this Agreement, One Hundred Thousand Dollars ($100,000);

          (ii) upon  completion  and  approval by User of the  detailed  Project
     Plan, in accordance with Section 3.1 hereof, Fifty Thousand Dollars ($50,000);

          (iii) upon completion and delivery of a test plan ("Test Plan") as required by the Project Plan, Fifty Thousand Dollars ($50,000);

          (iv) An amount equal to (a) the hours expended in the analysis, coding and remediation, as called for in the Project Plan, by each of the individuals identified by name, function or skills set in the Scope of Work multiplied by (b) his or her respective hourly rate, such amount to be invoiced every two weeks; provided, however, that the total of the amount invoiced for such analysis, coding and remediation shall not be less than $ 100,000 or more than $235,000. If the total amount for such analysis, coding and remediation is less than $100,000, the difference shall be invoiced at the conclusion of all the analysis, coding, and remediation work. If such total amount is greater than $235,000, no amount over $235,000 shall be invoiced to, or payable by, User, it being the intent of the parties that any cost in excess of $235,000 for analysis, coding and remediation, as specified in the Scope of Work and Project, be at the expense of Contractor. If such total amount is less than $235,000, the difference is only payable under the conditions specified in Subparagraph
     6.1 (a)(vi) below.

          (v) upon completion of systems testing, as required by the Project Plan and/or the Test Plan, One Hundred Thousand Dollars ($100,000); and

          (vi) upon Final Acceptance (as defined in Paragraph 12 hereof) by User, One Hundred Thousand Dollars ($ 100,000).

In addition, only if both of the following occur:

          (A) Final Acceptance is on or before October 1, 1998 and
          (B) the amount invoiced under Section 6.1 (a)(iv) is less than $235,000, then, User shall pay Contractor the difference between such amount invoiced and $235,000.

          (b) In connection with the above subparagraph (a), Contractor shall invoice User upon the completion of each milestone as set forth in Subparagraphs 6(a)(ii), (iii), (v) and (vi) and every two weeks with respect to Subparagraph 6(a)(iv). Such invoices are payable in full upon receipt by User provided, further, if all or any portion of said invoice remains unpaid by User thirty (30) days after User's receipt of such invoice, then Contractor may assess User a late charge with respect to any such unpaid charges at the rate of the lower than one and one-half percent (1 1/2%) per month or an interest rate not to exceed the maximum allowed by law.

          (c) The Compensation set out in Subparagraph 6.1 (a) consists of a firm fixed flat fee for all phases, except the analysis, coding, and remediation phase, as set out in Subparagraph 6.1 (a)(iv), which is based on time. In any event the minimum aggregate compensation hereunder shall be $500,000 and the maximum, $635,000.


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


          (d) Compensation set forth in Section 6.1 (a) has been determined based upon a scope of work involving not more than 70 servers. Contractor reserves the right to charge for additional services should the scope of work expand beyond 70 servers.

          (e) If Contractor must pursue collection of any invoice against User, User shall be responsible for all reasonable attorneys' fees incurred in such collection efforts.

          (f) User shall not make any deduction from nor assert any right of set-off against payments due to Contractor.

     6.2 Taxes and Charges. User shall pay all applicable federal and state taxes, assessments, charges and other taxes which are imposed by any governmental authority by virtue of this Agreement, including but not limited to any applicable state or local sales or use tax, exclusive of taxes based upon revenues or gross income of Contractor.

     6.3 Out-of-Pocket Expenses. User shall pay all actual and reasonable out-of-pocket expenses of Contractor in providing services to User pursuant to this Agreement. Such expenses shall include, but not be limited to travel to and from User, meals, and local transportation expenses while at User but shall exclude relocation and relocation related expenses of Contractor personnel. Contractor shall use its best efforts to minimize out-of-pocket expenses by traveling coach class and using discount air fares where possible and by utilizing Contractor's or User's corporate discounts for transportation. Expenses at any point of time shall not exceed twenty five per cent (25%) of the aggregate of the then total fees earned or accrued.

Section 7. Conversion Schedule. Conversion shall be completed pursuant to the timetable set forth in the Project Plan, and Contractor warrants its compliance with this schedule with the exception of delays, if any, caused directly by the act or omission of the User or any cause under Section 14.1 2.

Section 8. Indemnity and Insurance.

     8.1. Insurance. During the term of this Agreement, Contractor shall, at its sole cost and expense, secure and maintain the insurance coverages set out on Exhibit "B" attached hereto.

     8.2. Indemnity. Notwithstanding any other provision contained herein, each party hereto shall be indemnified and held harmless by the other party hereto from any and all liability(including reasonable attorneys' and experts' fees), injury, loss or damage which is occasioned through such other party's negligent, reckless or deliberate acts or omissions. This indemnity shall not apply unless User or Contractor, as the case may be, shall inform the other as soon as practicable of any claim or action alleging such injury, loss, or damage, and shall have given the other full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof.

     8.3. Limitation of Liability. Contractor shall not, under any circumstances, be liable to User, whether in contract or otherwise, for punitive damages, consequential or indirect loss or damage arising from, but not limited to, loss of profit, loss of contracts, loss of operation time, loss of use of any equipment or process or any other form of loss whatsoever, whether suffered directly or indirectly by User. The amount of Contractor's liability to User shall in no case exceed the total compensation set forth in Section 6.1.

     8.4 Statute of Limitations. Any claim which User may have shall be barred unless brought within one year after acceptance of the services under the Agreement pursuant to Section 12.

Section 9. Independent Contractor Relationship.

Contractor is an independent contractor and is not an employee, servant, partner or joint venturer of User. User shall determine the work to be done by Contractor, but Contractor shall determine the legal means by which it accomplishes the work specified by User. Contractor shall retain the sole right to control and/or direct the manner in which the services described herein are to be performed. Contractor shall comply with all applicable federal, state, and local laws and regulations relating to the employment, insurance, and taxation of employees who perform services under this Agreement. Neither Contractor nor any of Contractor's employees or Subcontractors shall be entitled to participate in any of User's pension or employee welfare benefit programs.

Section 10. Intellectual Property.

Without limitation, Contractor, Subcontractor and/or the Software Owner retains all intellectual property rights in any data, sketches, drawings, notebooks, inventions, and program upgrades and/or patches arising out of Contractor's performance of this Agreement. User shall not, under any circumstances, gain any intellectual property rights through the performance of this Agreement. Contractor shall indemnify and hold User harmless from any liability, loss, or damage which results from the claim of a third party that the Software or any program upgrade and/or patch infringes such third party's intellectual property rights. This indemnity shall apply only if User informs Contractor as soon as practicable of any such claim or action and only if User gives Contractor the full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof.


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


Section 11. Confidential Information.

     (a) Definition. "Confidential Information" as used herein shall include any information which is used, developed, or obtained by either party relating to, without limitation, the other party's services, products, pricing structure, facilities and plans, customer lists and confidential information relating thereto, and any copyrightable works. Confidential Information shall not include any information which has been lawfully (and without a breach of any obligation owed to Contractor or User) published by others in a form generally available to the public prior to the date upon which disclosure is proposed.

     (b) Acknowledgment. Each party acknowledges that Confidential Information is proprietary and valuable to the other party and that any disclosure or unauthorized use thereof will cause irreparable harm and loss.

     (c) User's Contributions. In the event that User, during the term of this Agreement or as part of any activities undertaken on behalf of User, generates, authors, or contributes to any of Contractor's present or potential products or other Confidential Information, User agrees that all such developments and information shall be the exclusive property of Contractor. User hereby assigns to Contractor all right, title and interest in and to such developments and information. User shall promptly and fully disclose all such developments and information to Contractor and shall cooperate with Contractor to protect Contractor's interests in such developments and information, including but not limited to providing reasonable assistance in securing patent and/or copyright protection and signing all documents when reasonably requested by Contractor.

     (d) Additional Obligations. Each party agrees to receive and to treat Confidential Information on a confidential and restricted basis and to undertake the following additional obligations with respect thereto;

          (i) Not to duplicate, in whole or in part, without the other party's express written consent, any Confidential Information;

          (ii)  Not  to  disclose   Confidential   Information  to  any  entity,
     individual, corporation, partnership, sole proprietorship, customer or client without the prior express written consent of the other party;

          (iii) To return all Confidential Information to the other party upon request therefore and to destroy any additional notes or records made from such Confidential Information. Upon termination of this Agreement for any reason, whatsoever, each party shall promptly deliver to the other party all correspondence, drawings, blue prints, manuals, letters,

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


notes, notebooks, reports, flow-charts, programs, proposals, documents concerning its customers/clients, documents concerning products or processes used, and all other documents, writings, and materials utilized, together with any copies or other reproductions thereof made by the party or in the possession or control of the party. Each party understands that all such records, whether developed by User or Contractor or others, are and shall remain the property of the other party.

          (iv) Each party shall immediately notify the other party of any information which comes to its attention which does or might indicate that there has been any loss of confidentiality of such trade secrets or breach of such rights.

          (v)  Each  party  shall  take  all  appropriate   steps  to  safeguard
     Confidential Information of the other and to protect such information against disclosure, misuse, espionage, loss and theft.

guard C

          (vi) Neither party shall use Confidential Information of the other for the benefit of itself or a third party except as permitted by this Agreement.

     (e) The terms and obligations of this Section 11 shall under all circumstances survive the termination of this Agreement.

Section 12. Acceptance Testing.

     After Contractor has completed the Conversion of User's entire System and installed all necessary software patches on the System and data files at User's premises, Contractor shall test the Conversion on User's premises, utilizing User's hardware. Once Contractor has completed its testing User's entire System, Contractor shall notify User in writing that the Conversion of User's entire System is completed and User may proceed with acceptance testing of the entire System. User shall then perform its own acceptance testing at its site, and shall have thirty (30) days to complete such testing and notify Contractor of any Millennium Compliance problems in the converted System. Contractor shall correct all such problems within fourteen (14) days of written notification. Once Contractor has corrected any problem, User shall have seven (7) days in which to do any additional testing regarding the correction of the problem. If User discovers the problem is not corrected or discovers another problem within the seven days, it shall give written notice of same to Contractor. Contractor shall correct the problem within fourteen (14) days Thereafter, the process (of additional testing by User within seven (7) days following correction of a problem followed by the correction by Contractor of any further problems discovered and reported by User) will iterate until the problem is corrected or seven (7) days have elapsed from the last correction without any further notice from User of problems. Final Acceptance of the entire System shall occur upon the later of the initial thirty (30) days or the


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

expiration of seven (7) days from the last correction of a problem made by Contractor if no further notification had been given by User within such seven
(7) days. For a period of seven weeks after Final Acceptance of the Conversion, Contractor will re-do or correct any defective work discovered and reported by User. Any claims for defective work done by Contractor must be raised by User within seven weeks after Final Acceptance; beyond this period the Conversion will be deemed fully accepted by User and no claim for rework or the like will be entertained after the expiration of such seven week period.

Section 13. Termination.

          (a)   Termination  by   Contractor.   Contractor  may  terminate  this
     Agreement, effective immediately, by written notice given to the User, in any of the following events:

               (i) If the User materially breaches any material duty, obligation, responsibility, representation or warranty under this Agreement and such breach is not cured in all material respects within ten (10) business days after written notice thereof;

               (ii) If there is any assignment or attempted assignment by the User of any interest in this Agreement without Contractors written consent;

               (iii) If the User fails for any reason to function in the ordinary course of business;

               (iv) If the User or an executive officer thereof is convicted in a court of competent jurisdiction for any violation of law tending, in the opinion of Contractor, to affect adversely the operation or business of User; or

               (v) If the User submits to Contractor any false or fraudulent reports or statements, including, but not limited to, claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement, or other payment by Contractor.

     (b) Termination by User. User may terminate this Agreement, effective immediately, by written notice given to Contractor, in any of the following events:

               (i) If the Contractor fails to deliver a Project Plan that is acceptable to, and approved by User, on or before June 4, 1998 or if the Contractor fails to meet any of the milestones identified as "crucial" in the Project Plan.



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



               (ii) If the Contractor materially breaches any other material duty, obligation or responsibility, representation or warranty under this Agreement and such breach is not cured in all material respects within ten (10) business days following written notice thereof.

               (iii) If the identity of the Project Manager changes or if the individuals assigned to User changes and such changes are determined by User to create a material adverse impact on the Conversion.

               (iv) If there is any assignment or attempted assignment by the Contractor of any interest in this Agreement without User's written consent;

               (v) If there is a sale, transfer, relinquishment, voluntary or involuntary, by operation of law or otherwise of any material interest in the direct or indirect ownership or any change in the management of the Contractor;

               (vi) If the Contractor fails for any reason to function in the ordinary course of business;

               (vii) If the Contractor, or a manager, partner, principal, or executive officer of Contractor is convicted in a court of competent jurisdiction for any violation of law tending, in the opinion of User, to affect adversely the ability of Contractor to provide the Services; or

               (viii) If the Contractor submits to User any false or fraudulent invoice, reports or statements.

Section 14. Miscellaneous.

     14.1 Notice. Notices, requests and other communications required pursuant to this Agreement shall be in writing and serif by first-class mail to the parties at the following address:

   To Contractor:             Synergy 2000, Inc.
                              2815 Cox Neck Road
                              Chester, MD 21619
                              Attention: Eli Dabich, Jr., President

   Cc:                        Susan Marie Reiners, Esq.
                              Mason, Ketterman & Morgan
                              100 North Charles St., Suite 1700
                              Baltimore, MD 21201

  To User:                   Zenith Insurance Company
                             21255 Califa Street
                             Woodland Hills, CA 91367
                             Attention: Charles R. Cronin Jr.


  Cc:                        Zenith Insurance Company
                             1255 Califa Street
                             Woodland Hills, CA 91367
                             Attention: H. J. Lee Jr.

     14.2 Dispute Mechanism.

     (a) Any dispute which, in the judgment of a party to this Contract, may materially affect the performance of such party shall be reduced to writing and delivered to the other party. Contractor designates Eli Dabich, Jr. as its representative for purposes of this Section 14.2(a), and User designates Ira Bland as its representative. The parties' representatives shall promptly meet face to face at the User's offices to negotiate in good faith and use every reasonable effort to resolve such difficulty in a mutually satisfactory manner. Prior to the institution of any formal proceeding, the parties' representatives must meet in this manner at least twice to attempt to resolve the dispute in question. These initial two (2) meetings shall take place within 15 business days after service of the written statement of the dispute. During the pendency of such negotiations, the parties shall act in good faith to perform their respective duties described herein.

     (b) If the negotiations set forth in subparagraph (a) are not successful, any remaining controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Chicago before three arbitrators, in accordance with the rules of the American Arbitration Association then in effect. Each party shall select one arbitrator from a list provided by the American Arbitration Association, and those two arbitrators shall then select a third arbitrator from a list provided by the American Arbitration Association. The decision of the arbitrators shall be by majority vote. The parties may alternatively agree to use one mutually acceptable arbitrator. Each arbitrator shall be an individual with at least ten (10) years of experience in the software industry, as well as three (3) years of experience with the "Year 2000" industry, if possible. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of arbitration shall be shared equally between the parties.

     14.3 Privacy. Contractor shall comply with the applicable privacy laws and regulations affecting User and will not disclose any User proprietary records, materials, or other data to any third party except as may be required by law. Contractor shall not have the right to compile and distribute statistical analyses and reports utilizing proprietary aggregated data derived from information and data obtained from User without the prior written approval of User. In the event such approval is given, any such reports published and distributed by Contractor shall be furnished to User without charge. When accessing third party software provided by User, Contractor agrees to abide by the terms of such third party's license agreement with User, and further agrees to use such software only for the purposes of performing services in accordance with this Agreement.

     14.4 Entire Agreement. It is expressly agreed that the provisions set forth herein constitute all the understandings and agreements between the parties. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force and effect.

     14.5 Severability. Any terms or provisions of this Agreement which shall prove to be invalid, void or illegal shall in no way effect, impair or invalidate any other term or provision herein and such remaining terms and provisions shall remain in full force and effect.

     14.6 Assignment. Neither party shall assign this Agreement without the prior written consent of the other party, but if such consent is obtained, and an assignment effected, this Agreement shall be binding on the permitted successor or assignee of the assigning party.

     14.7 Amendment. This Agreement shall not be amended or modified other than in writing signed by both parties.

     14.8 Waiver. Unless otherwise agreed to in writing, the failure of any party to require the performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver of any provision hereof betaken or held to be a waiver of the provision itself.

     14.9 Survival of Representations and Warranties. Except as otherwise provided in this Agreement, representations and warranties contained in this Agreement shall survive the termination of this Agreement for any reason.

     14.10 Laws Governing and Venue. The existence, validity and construction of this Agreement shall be governed by the laws of the State of Florida. Venue for any litigation necessary under this Agreement shall be proper only in any Florida State or Federal Court having jurisdiction over the subject matter of the dispute. Both parties consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

     14.11 Authorization. Each person who signs this Agreement warrants that he or she does so with the full and legal authority to execute this Agreement on behalf of the respective parties to this Agreement.

     14.12 Force Majeure. Neither party shall be liable for any delays in performance or failure to perform any of its obligations hereunder (other than an obligation to make payments) where such delay or failure arises due to reasons beyond the party's control, including but not limited to, acts of God, flood, fire, war, court order, labor dispute, or public enemy.

     14.13 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

     14.14 Headings and Interpretation. The Section headings used in this Agreement are for reference and convenience only, and shall no enter into the interpretation of this Agreement.

     14.15 Use of Trade Name, Trademark etc. Contractor shall not use any trade name trademark, or service mark of Zenith Insurance Company or any successor to this Agreement, nor shall Contractor use any such person or company as a reference, without the express written consent of such person or company.

     14.16 Audit Rights. Contractor agrees to keep records and books of account for User in accordance with generally accepted accounting principles consistently applied and in accordance with accepted industry practices, showing the actual costs of all items of labor, materials, equipment, supplies, services and other expenditures or whatever nature for which reimbursement or payment is authorized under this Agreement or which may otherwise form the basis for fees paid hereunder. User shall have the right to audit such books and records and shall have access at all reasonable time to all books, records, correspondence, instructions, plans, drawings, receipts, facilities and memoranda of every description pertaining to the work for User. Contractor shall preserve such records without additional compensation therefor for at least three years after termination of this Agreement.

     IN WITNESS WHEREOF, Contractor and User have duly executed this Agreement on the date first written above.

 Synergy 2000, Inc.                       Zenith Insurance Company

 By:  /s/ Eli Dabich Jr.                   By:  /s/ Fredricka Taubitz
      ----------------------                    -------------------------
      Eli Dabich Jr.                            Fredricka Taubitz
      Its President                             -------------------------
                                                Its Exec Vice Pres & CFO
                                                ---------------------

                                   Exhibit "A"
                                  Scope of Work

Reference is made to that "Year 2000" Conversion Agreement ("Agreement") dated as of the 1st day of May 1998 between Synergy 2000 ("Contractor") and Zenith Insurance Company ("User"). Pursuant to the Agreement, the parties hereby agree upon the following as a scope of work.

Contractor is responsible for the following activities:

     (a) Providing an on-site project manager to direct, management and oversee project activities involving the Conversion of FoxPro, PowerBuilder, Sybase, Excel, and Access programs of User (together, comprising the "System" of User), to achieve Millennium Compliance of the System. (Note:
     Contained in the Sybase database are stored procedures which must be analyzed and remediated if necessary.)

     Contractor's responsibilities shall also include directing, managing and overseeing User's development of detailed test plans ("Test Plans"). The Test Plans will include standards for ongoing, interim quality assurance testing by the User of subsystems or components remediated by Contractor, as well as standards for testing the entire System for Final Acceptance. (It is contemplated that the Contractor will provide remediated code in functional and logical modules or subsystems to the User on an ongoing basis during the term of the Project so that User may conduct quality assurance testing. Such testing, however, is not in lieu of testing of the entire System for Final Acceptance.)

     (b) Developing a comprehensive Project Plan that is acceptable to and approved by User to achieve Millennium Compliance for the System. Included in the comprehensive Project Plan shall be milestones, some of which will be mutually identified by the Contractor and User as being "crucial" to achieve by the stated date.

     (c) Providing on-site technical resources trained in FoxPro, PowerBuilder, and Sybase to remediate programs written in these languages such that applications in these languages will support 20th and 21st century dates. Source code is located in Sarasota, FL. The baseline source code shall be that which is in production on the day the project commences. Program remediation shall be in accordance with established Year 2000 programming standards and current User's department programming standards.

     (d) Providing weekly status reporting to Zenith management.

     (e) Supporting the testing process, including the development of test strategies and plans, along with the coordinating the baseline and unit test process. Testing must include the following basic rules: -- 20th century dates will process correctly in the 20th century -- 20th century dates will process correctly in the 21st century -- 21 st century dates will process correctly in the 20th century -- 21 st century dates will process correctly in the 21 st century -- Year 2000 is a leap year and the date 2/29/2000 must be recognized and processed correctly.

     (f)  Developing  and  administering  a  process  to  handle  any   testing
     discrepancies.

     (g) Using the IST's Year 2000 Pack, analyze Excel and Access programs on 70 servers to identify possible millennium date problems. Data are that of the former RISCORP organization with offices in: Sarasota, FL, Birmingham, AL, Charlotte, NC, Orlando, FL, and the Third Coast operation in Rosemont, IL

     (h) Performing Bios checking on 650 pc workstations.

     (i) Reviewing the current remediation work being performed by User and if deemed acceptable to technical resources (item 'c' above) such work may be incorporated into the Project Plan.

The rates for the phase of the Project that is on a time basis are as follows:

                     Project Manager                     $150 per hour
                     Individuals with the
                     following skills in:
                     Excel                               $100 per hour
                     Access                              $100 per hour
                     PowerBuilder                        $115 per hour
                     FoxPro                              $115 per hour
                     Sybase                              $120 per hour

No other charges for time are allowed.

Contractor shall keep full, detailed and complete records on all time incurred by the foregoing in the performance of their duties related to the time phrase, showing tasks performed and time expended to be available for User's inspection, audit, and verification.

Contractor is only responsible for correcting date logic errors; Contractor is not responsible for correcting non-Year 2000 errors found during testing that also exist in the current production code set.

User is responsible for the following activities:

     (a) Developing test plans under the direction, management and oversight of the Contractor.

     (b) Providing floor space, work area, desktop and basic office equipment/supplies for Contractor staff. In addition, User must provide access to the Sarasota office and access to program code that is to be analyzed and remediated.

     (c) Defining date logic rules as necessary.

     (d) Providing business and application expertise to achieve project plan tasks.

     (e) Executing the system acceptance test plans in accordance with test plan definitions and scripts.

     (f) Modifying Excel and Access programs based on recommendations and findings of the IST Year 2000 Pack Contractor.

     (g) Providing testing environment allowing testing in both 20th and 21 st centuries.

     (h) Approving the methodology to be used by Contractor to ensure it does not conflict with any existing project and/or application development methodology.

     (i) Assisting in resolution of issues which may arise in the Conversion.

     (j) Reviewing, and if appropriate and acceptable, approve changes in the scope of work.

Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

                      Exhibit B: Insurance Requirements

Before commencing work on-site, Contractor shall provide a certificate of insurance acceptable to User, evidencing that the Contractor has in full force and effect insurance issued by an insurance company having an A.M. Best Rating of A-,VII or higher.

Such insurance shall provide Commercial General Liability with policy limits of at least One Million Dollars per Occurrence with not less than Two Million Dollars General Unimpaired Aggregate, covering the liability of Contractor and User for Bodily Injury and Property Damage arising out of the performance of the Services. The coverages shall include, but not be limited to:

           o  Owner's and Contractor's Protective Liability
           o  Premises Operations
           o  Blanket Contractual Liability
           o  Completed Operation
           o  Products/Completed Operations
           o  Broad Form Property Damage
           o  Personal and Advertising Injury with employees exclusion voided

User is to be an additional insured with respect to the foregoing insurance pursuant to the attached form of endorsement.

In addition, Contractor shall maintain in full force policies for:

           o Business Automobile insurance coverage with liability limits of at least One Million Dollars per accident or loss and covering Owned, Non-Owned and Hired Vehicles
            o Worker's Compensation  insurance as required by law and Employer's
              Liability o Disability Benefits and other similar employee benefits as required by law
            o Employee  Dishonesty Coverage providing a limit of insurance per occurrence of not less than One Hundred Thousand Dollars.

In no event shall obtaining the coverages specified hereunder be considered as limiting the liability of Contractor to indemnify and hold User harmless.

The policy(ies) shall be endorsed in the form as attached hereto so that User is an additional insured thereunder ("Additional Insured Endorsement") and the workers' compensation and employer liability insurance policy(ies) shall be endorsed with a waiver of the insurance company's right to recover against User ("Waiver of Subrogation Rights"). Prior to commencing work on-site, Contractor shall provide the following:

     (1) Certificate of insurance evidencing the foregoing coverages and containing a provision that the policy or policies will not be canceled or allowed to expire until at least 30 days' prior written notice to User;

     (2) Original executed duplicate copy of Additional Insured Endorsement; and

     (3) Original executed duplicate copy of Waiver of Subrogation Endorsement.










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